Contacts: Media Relations – George C. Lewis, 610-774-4687 Investor Relations – Andy Ludwig, 610-774-3389 Talen Energy Agrees to Sell Three Pennsylvania Power Plants ALLENTOWN, Pa. (Oct. 8, 2015) – Talen Energy Corporation (NYSE: TLN) announced Thursday (10/8) that it has agreed to sell three Pennsylvania power plants with a total combined generating capacity of 996 megawatts for $1.51 billion in gross cash proceeds, subject to customary purchase price adjustments. The sale of the Ironwood combined-cycle, natural gas-fired plant, and the separate sale of the Holtwood and Wallenpaupack hydroelectric projects, are part of a requirement to divest certain assets in specific regions of the PJM Interconnection, which include portions of eastern Pennsylvania, New Jersey and Maryland, to comply with a December 2014 Federal Energy Regulatory Commission order approving the transactions that formed Talen Energy. The 704-megawatt Ironwood plant is being sold to a subsidiary of TransCanada Corporation (TSX, NYSE: TRP) (TransCanada) for a total purchase price of $654 million, subject to customary purchase price adjustments. In connection with the transaction, Talen Energy expects to repay approximately $42 million of indebtedness, plus a customary pre-payment premium, associated with the facility. The Holtwood and Lake Wallenpaupack hydroelectric projects, with a combined generating capacity of 292 megawatts, are being sold to a subsidiary of Brookfield Renewable Energy Partners L.P. for $860 million, subject to customary purchase price adjustments. “We have made substantial improvements during our ownership of Ironwood, and appreciate the efforts of the dedicated employees who have operated and maintained the plant very well. We are pleased that we will be conveying ownership to TransCanada, a large and diversified energy company with extensive plant operating experience,” said Paul Farr, Talen Energy President and Chief Executive Officer. “Brookfield Renewable Energy Partners is an experienced owner and operator of hydroelectric projects and has extensive operations across North America, including the Safe Harbor hydroelectric project on the Susquehanna River just upstream from Holtwood. We recognize and appreciate the dedicated employees who operate, maintain and support the hydro plants. They have done an outstanding job, and their skill and experience will prove invaluable to Brookfield in continuing the legacy of operating excellence and citizenship at both facilities,” Farr said. The transactions are expected to result in net proceeds of approximately $1.16 billion. In the near term, Talen Energy plans to use proceeds of the transactions to retire pre-payable and maturing debt. Ironwood, Holtwood and Wallenpaupack would have been expected to contribute Adjusted EBITDA and Adjusted Free Cash Flow on a full-year 2016 basis of approximately $140 million and $80 million, respectively, and Net Income and Cash from Operations on a full-year 2016 basis of approximately $56 million and $101 million, respectively. Both transactions are expected to close in the first quarter of 2016, following the receipt of necessary regulatory approvals and other customary closing conditions. For the Ironwood transaction, Credit Suisse served as financial advisor to Talen Energy and Kirkland & Ellis LLP was transaction counsel. For the hydro transaction, RBC Capital Markets served as financial advisor to Talen Energy and Simpson Thacher & Bartlett LLP was transaction counsel. Talen Energy is one of the largest competitive energy and power generation companies in North America. Our diverse generating fleet operates in well-developed, structured wholesale power markets. To learn more about us, visit www.talenenergy.com. Forward-Looking Information All statements contained herein other than statements of historical fact are “forward- looking” statements for purposes of the U.S. federal and state securities laws. Although Talen Energy believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. Among the important factors that could cause actual results to differ materially from the forward-looking statements are: operating performance and the length of scheduled and unscheduled outages at our generating plants; weather conditions affecting customer energy usage and/or the availability of fuel for our generating plants; volatility in the availability and/or price of electric transmission and/or fuel transmission and delivery services; the effect of any business, industry or market restructuring; and new accounting requirements or new interpretations or applications of existing requirements. Any such forward-looking statements should be considered in light of such important factors and in conjunction with Talen Energy's filings with the Securities and Exchange Commission that are available at www.sec.gov. Definition of Non-GAAP Financial Measures In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures, Adjusted EBITDA and Adjusted Free Cash Flow, which we use as measures of our performance. As used herein, Adjusted EBITDA represents net income (loss) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP as an indicator of operating performance and is not necessarily comparable to similarly-titled measures reported by other companies. We believe Adjusted EBITDA is useful to investors and other users of our financial statements in evaluating our operating performance because it provides additional tools to compare business performance across companies and across periods. We believe that Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to such items as interest expense, income taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired. In summary, our management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as measures for planning and forecasting overall expectations and for evaluating actual results against such expectations, and in communications with our Board of Directors, shareholders, creditors, analysts and investors concerning our financial performance. Adjusted Free Cash Flow is derived by deducting capital expenditures, excluding growth-related capital expenditures, from Cash from Operations. Adjusted Free Cash Flow should not be considered an alternative to Cash from Operations, which is determined in accordance with GAAP. We believe that Adjusted Free Cash Flow, although a non-GAAP measure, is an important measure to both management and investors as an indicator of the company’s ability to sustain operations without additional outside financing beyond the requirement to fund maturing debt obligations. These measures are not necessarily comparable to similarly-titled measures reported by other companies as they may be calculated differently. # # #

Set forth below are reconciliations of Adjusted EBITDA to Net Income and Adjusted Free Cash Flow to Cash from Operations, which reconciliations are based upon 2016 midpoint estimates. Regulation G Reconciliations ($ in Millions) Adjusted EBITDA Net Income $56 Income Taxes 37 Interest Expense 6 Depreciation 41 Adjusted EBITDA $140 Adjusted Free Cash Flow Cash from Operations $101 Capital Expenditures (21) Adjusted Free Cash Flow $80